Exhibit 99.1

Blount International, Inc.
4909 SE International Way (97222 4679)
PO Box 22127
Portland, OR 97269 2127 USA
(503) 653-8881
FAX: (503) 653-4555

NEWS RELEASE

Contact:	Calvin E. Jenness
Senior Vice President
and Chief Financial
Officer
503-653-4573
Release:	Immediately

Blount Announces 2009 Fourth Quarter and Full Year Results

PORTLAND, OREGON March 5, 2010:  Blount International, Inc. [NYSE: BLT] (“Blount” or the “Company”) today announced fourth quarter and full year 2009 results. Highlights include:

•                  Full year 2009 revenue of $502.4 million and operating income of $56.2 million

•                  Fourth quarter 2009 sales of $141.5 million, 5.8% above the fourth quarter of 2008 and 8.6% above the third quarter of 2009

•                  Outdoor Products fourth quarter segment sales increased 9.6% from the fourth quarter of 2008

•                  Net debt (total debt less cash and cash equivalents) of $230.8 million, a decrease of $21.3 million from the third quarter of 2009 and a decrease of $36.5 million from year end 2008

The Company’s sales continued to improve in the fourth quarter of 2009 relative to the trends experienced in the first half of 2009. Fourth quarter 2009 sales were 5.8% higher than the fourth quarter of 2008, and sales in the second half of 2009 were 17.9% higher than sales in the first half of the year. Operating income in the fourth quarter was $15.9 million.  Excluding $8.6 million in pre-tax expenses related to the settlement of certain litigation on December 31, 2009, fees associated with the Company’s December refinancing activities, and costs associated with the transition of the Company’s Chief Executive Officer, operating income would have been $24.5 million, up from $19.2 million in the fourth quarter of 2008 and the highest since the record achieved in the third quarter of 2008.  The improvement in profitability was driven primarily by increased sales and the 36.9% gross profit margin achieved in the fourth quarter.

Fourth quarter 2009 net income was $6.5 million ($0.13 per diluted share) compared to $6.9 million ($0.14 per diluted share) in the fourth quarter of 2008.  The lower net income includes the impact of the $8.6 million in pre-tax (approximately $5.8 million, or $0.12 per diluted share, after-tax) expenses noted

earlier.  As of December 31, 2009, net debt was $230.8 million, compared to $267.2 million at the end of 2008. The Company had $55.1 million in cash and cash equivalents at the end of 2009, down from $58.3 million at the end of 2008.

For the full year 2009, net income was $23.0 million, or $0.48 per diluted share compared to $38.6 million, or $0.80 per diluted share, for 2008. The 2009 results include approximately $9.2 million ($0.19 per diluted share) in after-tax expenses related to restructuring actions taken during 2009 and the fourth quarter charges noted previously. The full year 2008 results include approximately $1.0 million ($0.02 per diluted share) in after-tax expenses related to restructuring actions.

Commenting on the fourth quarter results, Joshua L. Collins, President and Chief Executive Officer, stated: “The Company was able to navigate successfully through a difficult economic environment over the past fifteen months. Significant cost control actions implemented in the first half of 2009 resulted in much improved margins in the second half of the year, as demand from our customers increased. Additionally, we were able to generate over $40 million of free cash flow during the year, which allowed us to reduce outstanding debt further.  Although we are cautious about the global economic recovery underway, we believe that our industry was on solid footing as we exited 2009.  We expect 2010 to be a better year for the Company as we leverage our improved cost structure with increased volume and continue to invest in new products to drive revenue and profit growth.”

Outdoor Products Segment

The Outdoor Products segment, which represented 97% of the Company’s revenue in 2009, reported fourth quarter 2009 sales of $138.9 million, a 9.6% increase from the fourth quarter of 2008. Fourth quarter 2009 sales built on the momentum of the third quarter of 2009, as customers began to restock inventory following the inventory reductions that took place throughout the supply chain in the first half of 2009.  The fourth quarter of 2009 also represents the best overall sales performance for the Outdoor Products segment since the record third quarter of 2008.  Sales volume drove most of the overall year-over-year change in sales in the fourth quarter of 2009.  Sales volume was up by 6.7%, with average price and mix improvement adding 1.9% in year-over-year improvement to the fourth quarter of 2009.  Foreign exchange rates had a favorable year-over-year impact of 1.0% on reported sales in the quarter.

Fourth quarter 2009 sales increased 18.1% internationally compared to the 2008 fourth quarter, while fourth quarter 2009 domestic sales were down 6.7%. Continued softness in sales to original equipment manufacturer (OEM) customers drove most of the decrease in domestic sales in the fourth quarter of 2009. International sales rose mostly as a result of customer restocking actions taken in the replacement markets. By channel, fourth quarter 2009 sales to OEMs were down 2.0% while replacement sales were up 13.3%, both compared to the fourth quarter of 2008. For 2009 approximately 78% of the segment’s sales were through the replacement channel, reflecting a weaker OEM channel compared to historical levels as a result of the economic downturn.

The table below reconciles the change in Outdoor Products sales from the fourth quarter of 2008 to the fourth quarter of 2009:

% Change in Sales from Prior Year:

Unit Volume	+6.7%
Selling Price/Mix	+1.9%
Foreign Exchange	+1.0%
Total	+9.6%

Sales order backlog for the segment was $78.1 million at the end of 2009, in line with the $80.3 million backlog at September 30, 2009, but down from the $98.9 million at the end of 2008.

Segment contribution to operating income for the fourth quarter of 2009 was $23.9 million, an increase of 7.7% compared to the fourth quarter of 2008. The contribution margin of 17.2% of sales for the fourth quarter of 2009 was down from the 17.5% contribution margin in the fourth quarter of 2008. Excluding the segment-related fourth quarter pre-tax expenses noted earlier, the contribution margin for the Outdoor Products segment would have been approximately 22.2%. The change in fourth quarter 2009 segment contribution margin reflects average pricing improvement driven by the larger proportion of replacement channel sales, lower steel costs and better unit sales volumes, along with volume related manufacturing efficiencies. In the fourth quarter of 2009, steel costs were lower by $3.8 million year-over-year and foreign currency exchange rates had a small unfavorable impact compared to the fourth quarter of 2008.  The key drivers of the contribution margin change for the quarter are illustrated below:

Change in Segment Contribution Margin from 2008:

2008 Fourth Quarter Contribution Margin	17.5%
Increase/ (Decrease)
Unit Volume	+1.1%
Selling Price/Mix	+1.5%
Cost/Mix	+2.4%
Foreign Exchange	(0.3)%
2009 Adjusted Contribution Margin	22.2%
Effect of charges noted above	(5.0)%
2009 Contribution Margin	17.2%

Corporate and Other

Corporate and other incurred net expenses of $8.0 million in the fourth quarter of 2009 compared to net expenses of $3.0 million in the fourth quarter of 2008. The larger net expenses resulted from a $4.5 million increase in corporate overhead expenses and a $0.5 million reduction in operating profit from the Company’s gear components business. The higher corporate expenses include costs associated with the transition of the Company’s Chief Executive Officer, fees related to debt refinancing activities, higher pension expense, and an increase in professional fees.  The reduced profit from gear component sales was primarily attributable to lower sales volume.

2010 Financial Outlook

The Company’s outlook for 2010 is for unit volumes to increase compared to 2009, resulting in an overall improvement in sales of between 6% and 10%, yielding estimated revenue of between $530 million and $550 million. While global economic conditions may remain sluggish, we expect general market conditions for the Company’s products to return to historic trends as customers continue to restock inventory levels and match order patterns to end-user demand.  As a result, year-over-year sales in the first half of 2010 are expected to represent a larger increase than our full year projection because of the relatively weak first half 2009 sales performance.  Operating income is expected to be approximately $70 million representing an increase of approximately 25% compared to full year 2009 operating income. Unfavorable foreign currency trends are expected to generate between $5 million and $7 million of headwind, offsetting some of the impact of higher unit volumes and associated manufacturing efficiency. Free cash flow is expected to be between $30 million and $35 million in 2010. The effective income tax rate for 2010 is estimated to be between 31% and 35%.

Blount International, Inc. is a global company whose principal business is the Outdoor Products segment.  Blount sells its products in more than 100 countries around the world.  For more information about Blount, please visit our website at http://www.blount.com.

Non-GAAP Financial Measures and Regulation G Disclosure:

To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (GAAP), the Company provides additional measures of operating results, adjusted to exclude certain costs, expenses, and gains and losses. Also, in addition to measuring its cash flow based upon operating, investing and financing activities classifications established under GAAP, the Company also measures its net cash generation using free cash flow (defined as net cash provided by operating activities less net capital expenditures). The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its past performance as well as prospects for its future performance.

This press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission including operating income excluding certain charges, free cash flow and net debt. Additional information about the differences between these non-GAAP financial measures and the most directly comparable financial measures calculated in accordance with GAAP can be found in the attached financial data table.

“Forward looking statements” in this release, including without limitation the Company’s “outlook,” “expectations,” “beliefs,” “plans,” “indications,” “estimates,” “anticipations,” “guidance” and their variants, as defined by the Private Securities Litigation Reform Act of 1995,  are based upon available information and upon assumptions that the Company believes are reasonable; however, these forward looking statements involve certain risks and should not be considered indicative of actual results that the Company may achieve in the future.  In particular, among other things, guidance given in this release is expressly based upon certain assumptions concerning market conditions, foreign currency exchange rates, raw material costs, especially with respect to the price of steel, the presumed relationship between backlog and future sales trends and certain income tax matters, as well as the uncertainty of the current global economic situation.  To the extent that these assumptions are not realized going forward, or other unforeseen factors arise, actual results for the periods subsequent to the date of this announcement may differ materially.

Blount International, Inc. Financial Data (Unaudited)

Condensed Consolidated Statements of Income	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands, except per share data)	2009	2008	2009	2008
Sales	$141,540	$133,770	$502,426	$597,035
Cost of sales	89,322	89,334	332,931	404,263
Gross profit	52,218	44,436	169,495	192,772
Selling, general and administrative expenses	36,350	25,114	109,116	103,632
Gain on sale of land and building	—	—	(2,701)	—
Plant closure and severance costs	—	141	6,887	1,660
Operating income	15,868	19,181	56,193	87,480
Interest expense, net of interest income	(6,175)	(6,204)	(24,501)	(25,705)
Other income (expense), net	(165)	352	241	1,813
Income from continuing operations before income taxes	9,528	13,329	31,933	63,588
Provision for income taxes	3,066	6,574	8,940	24,745
Income from continuing operations	6,462	6,755	22,993	38,843
Income (loss) from discontinued operations	—	162	—	(244)
Net income	$6,462	$6,917	$22,993	$38,599

Basic income (loss) per share:
Continuing operations	$0.14	$0.14	$0.48	$0.82
Discontinued operations	—	0.01	—	$(0.01)
Basic income per share:	$0.14	$0.15	$0.48	$0.81
Diluted income (loss) per share:
Continuing operations	$0.13	$0.14	$0.48	$0.81
Discontinued operations	—	—	—	$(0.01)
Diluted income per share:	$0.13	$0.14	$0.48	$0.80
Shares used for per share computations (in 000’s):
Basic	47,780	47,722	47,758	47,510
Diluted	48,339	48,270	48,274	48,130

Condensed Consolidated Balance Sheets	December 31,	December 31,
(In thousands)	2009	2008
Assets:
Cash and cash equivalents	$55,070	$58,275
Accounts receivable	74,475	75,555
Inventory	78,179	90,302
Other current assets	29,490	20,432
Property, plant and equipment, net	114,470	119,749
Other assets	131,882	135,371
Total assets	$483,566	$499,684
Liabilities:
Current maturities of long-term debt	$5,013	$31,981
Other current liabilities	82,654	84,597
Long-term debt, net of current maturities	280,852	293,539
Other long-term liabilities	121,787	133,087
Total liabilities	490,306	543,204
Stockholders’ deficit	(6,740)	(43,520)
Total liabilities and stockholders’ deficit	$483,566	$499,684

Net debt (Current maturities plus Long-term debt less Cash and cash equivalents)	$230,795	$267,245

Free Cash Flow	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands)	2009	2008	2009	2008
Net cash provided by operating activities	$28,326	$21,495	$57,181	$61,204
Proceeds from sale of assets	8	283	3,290	1,632
Purchases of property, plant and equipment	(4,224)	(8,383)	(17,293)	(26,058)
Free cash flow	$24,110	$13,395	$43,178	$36,778

Segment Information	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands)	2009	2008	2009	2008
Sales:
Outdoor products	$138,893	$126,757	$487,366	$565,557
Other	2,647	7,013	15,060	31,478
Total sales	$141,540	$133,770	$502,426	$597,035
Operating income:
Outdoor products	$23,907	$22,202	$79,925	$103,446
Other and corporate expense	(8,039)	(3,021)	(23,732)	(15,966)
Operating income	$15,868	$19,181	$56,193	$87,480